Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Updated as of December 18, 2007

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of IDT Corporation and its subsidiaries and affiliates (collectively the “Company”). All of our employees (including, but not limited to, supervisors and managers) must conduct themselves accordingly and should seek to avoid even the appearance of improper behavior. This Code should be followed by the Board of Directors of the Company as well as all agents and representatives, including consultants, of the Company. This Code has been adopted by the Board of Directors and is reviewed on a regular basis.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor or manager how to handle the situation.

Those who violate the standards set forth in this Code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XIV below.

I.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees must respect and obey the laws of the cities, states and countries in which the Company operates. Not all employees are expected to know the details of these laws, but it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

II.	CONFLICTS OF INTEREST

Conflicts of interest are prohibited as a matter of Company policy. A “conflict of interest” exists when someone’s personal interest interferes in any way with the interests of the Company. Conflict situations may arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits, including loans, as a result of his or her position in the Company.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Company employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on behalf of the Company.

Conflicts of interest may not always be clear-cut. If you have a question, you should consult with higher levels of management, the Director of Legal Operations and/or the General Counsel. Any director, officer or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or should consult the procedures described in Section XIV below.

III.	INSIDER TRADING

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the business of the Company. All nonpublic information about the Company should be considered confidential. To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company has adopted an Insider Trading Policy, and you should have received a copy of this policy. If you have any questions, please consult the General Counsel.

IV.	CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited, without the express consent of the Board of Directors, from taking for themselves personally opportunities that are discovered through the use of Company property, information or position. No employee may use Company property, information or position for improper personal gain and no employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises.

V.	COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent or inducing the disclosures of proprietary information or trade secrets by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the customers, suppliers, competitors and employees of the Company. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional practice that may constitute unfair dealing.

To maintain the valuable reputation of the Company, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company, or by any family member of a director, officer, employee or agent, unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor or manager any gifts or proposed gifts if you are uncertain whether they are appropriate and/or refer to IDT’s Gift Policy.

VI.	DISCRIMINATION AND HARASSMENT

The diversity of our employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. If you have any questions and you are an employee of the Company, please consult the Director of Legal Operations or the Senior Vice President of Human Resources. If you have any questions and you are an employee of IDT Telecom, Inc., the Company’s subsidiary, please consult IDT Telecom’s General Counsel or Executive Vice President of Human Resources.

VII.	HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee is responsible for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use of alcohol or illegal drugs in the workplace will not be tolerated.

VIII.	RECORDKEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked by an employee should be reported.

Many employees regularly use business expense accounts. These accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or manager. Rules and guidelines are available from the Chief Accounting Officer and Controller.

All Company books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Company transactions and must conform to both applicable legal requirements and the system of internal controls of the Company. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that may be misunderstood. This principle applies equally to e-mail, internal memoranda and formal reports.

Records should be retained or destroyed in accordance with the Company’s Records Retention Policy, as in effect from time to time. If you have any questions and you are an employee of the Company, please consult the Director of Legal Operations. If you have any questions and you are an employee of IDT Telecom, Inc., please consult IDT Telecom’s General Counsel.

IX.	CONFIDENTIALITY

Each employee must maintain the confidentiality of confidential information entrusted to him or her by the Company or its customers, except when disclosure is authorized by the Company’s General Counsel or Director of Legal Operations, or IDT Telecom’s General Counsel, or required by law or regulations. Confidential information includes all nonpublic information that, if disclosed, might be useful to competitors or harmful to the Company or its customers. It also includes information that suppliers and customers have entrusted to us.

Employees are required to execute a standard form confidentiality agreement upon employment and from time to time during the course of employment. The obligation to preserve confidential information continues even after employment ends.

X.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees should endeavor to protect Company assets and to ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Except for incidental personal use, Company equipment should not be used for purposes that do not relate to Company business.

The obligation of employees to protect Company assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. It may also be illegal, may result in civil and criminal penalties and may subject a director, officer or employee to discipline, up to and including termination for cause.

XI.	PAYMENTS TO GOVERNMENTAL PERSONNEL

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. The Company strictly prohibits the making of illegal payments to government officials of any country. The Company has adopted a Foreign Corrupt Practices Act Policy. If you have any questions, please consult the Chief Legal Officer.

The United States government has a number of laws and regulations regarding business gratuities that may be accepted by US government personnel. The promise, offer or delivery to an official or employee of the US government of a gift, favor or other gratuity in violation of these rules violates Company policy and may be a criminal offense. State and local governments may have similar rules. If you have any questions and you are an employee of the Company, please consult the Director of Legal Operations. If you have any questions and you are an employee of IDT Telecom, Inc., please consult IDT Telecom’s General Counsel.

XII.	WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code with respect to a director or executive officer of the Company may be made only by the Board of Directors or a committee of the Board of Directors. Any such waiver will be promptly disclosed to the extent required by law or stock exchange regulation.

XIII.	REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and about the best course of action in a particular situation. The Company will not retaliate or condone retaliation against employees who report possible misconduct by others in good faith. Employees are expected to cooperate in internal investigations of misconduct.

XIV.	COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code.

A.	IDT Employees

In some situations it is difficult to determine the proper course of action. Since we cannot anticipate every situation that may arise, it is important for the Company to set forth a general way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all of the facts. In order to reach the right solutions, you must be as fully informed as possible.

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Ask yourself what you are specifically being asked to do. This analysis will enable you to focus on the specific issues that are raised and the available alternatives. Use your judgment and common sense. If something seems unethical or improper, it may well be.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and to discuss the problem.

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Discuss the problem with your supervisor or manager. This approach is best in most if not all situations. Your supervisor or manager may be more knowledgeable about the issue and will appreciate being brought into the process. It is a supervisor’s or manager’s responsibility to help you to solve problems.

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Seek help from Company resources. In the rare instance in which it may not be appropriate to discuss an issue with your supervisor or manager, or in which you feel uncomfortable approaching your supervisor or manager, discuss the problem with the Director of Legal Operations or General Counsel of the Company or the General Counsel of IDT Telecom, Inc., as appropriate. If you prefer to write, address your concerns to the foregoing officers.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, the Company will protect your anonymity. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. Please refer to IDT’s Whistleblower Procedure for anonymous reporting procedures.

•	Ask first. If you are unsure of the proper course of action, seek guidance before you act.

B.	IDT Supervisors and Managers

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Compliance certification. All IDT supervisors and managers, which includes any IDT employee, agent or representative (including consultants) who oversees at least one employee, agent or representative (including consultants), shall be responsible for the enforcement of and compliance with this Code, including necessary distribution (if requested) to ensure employee, agent and representative knowledge and compliance. Appropriate management will periodically be required to certify compliance with this Code. Any false certification, without exception, will be dealt with severely.

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Advise employees. Supervisors and managers should advise employees of their reporting obligation and encourage employees to report any prohibited or unlawful activities of which they are aware. Supervisors and managers should advise employees that the Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, the Company will protect your anonymity. The Company does not permit retaliation of any kind against supervisors and managers for good faith reports of ethical violations. Please refer to IDT’s Whistleblower Procedure for anonymous reporting procedures.

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Management reporting requirements. Any supervisor or manager having knowledge of any prohibited or unlawful acts or any allegations of fraud or improper behavior must promptly report such matters to the Director of Legal Operations or General Counsel of the Company or the General Counsel of IDT Telecom, Inc., as appropriate. Supervisors and managers should never assume that someone else has reported a prohibited or unlawful act or any allegation of fraud or improper behavior.